UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Securities Exchange Act of 1934

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BlackRock, Inc.

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Title: My Annual Letter to Shareholders

Today, I released my annual shareholder letter. Here’s a quick look at some of the issues I feel are critical for investors, policymakers, and business leaders to consider as they navigate the profound uncertainty in today’s markets and global economy. You can read my full letter here.

Investors today are facing tremendous uncertainty fueled by slowing economic growth, technological disruption and social and geopolitical instability. Particularly worrying is the adoption of negative interest rates by central banks attempting to spark economic growth. Their actions are severely punishing the world’s savers and creating incentives to reach for yield, pushing investors into less liquid asset classes and increased levels of risk, with potentially dangerous financial and economic consequences.

Markets are also still digesting the dramatic shift in the cost of energy as a mix of technology and geopolitics has transformed supply. Beyond its effect on energy prices, technology continues to disrupt many industries and even societies as it reshapes global employment markets. In China, growth is slowing, with global effects. In the U.S., the quality of corporate earnings is deteriorating, with record share repurchases in 2015 driving valuations — an indication of companies succumbing to the pressures of short-termism in place of constructive, long-term strategies. Finally, electoral politics is contributing to market uncertainty around the globe. Polarizing elections in the U.S. and Germany; government transitions in Spain, Taiwan and Canada; political and economic crises in Brazil; and the UK vote in June on whether to leave the European Union will all continue to drive volatility.

In such a hostile landscape, our mission for investors has never been more vital, nor the responsibility we feel to clients stronger. We believe the trust that clients place in us must be earned every day, and that’s why we remain committed to constant improvement and reinvention.

In a letter I sent earlier this year to CEOs of companies in which we invest on behalf of our clients, I asked every CEO to lay out for their shareholders a strategic framework for long-term value creation — one that provides a perspective on the future, articulates the impact of the ecosystem on their strategy, explains how changes in that ecosystem might force the company to change course and identifies metrics that support a framework for long-term sustainability. In my annual shareholder letter, it is my goal to do the same.

Read the rest of my letter here.

The opinions expressed are current as of April 2016, and are subject to change. Reliance upon information in this article is at the sole discretion of the reader.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), filed with the SEC on April 17, 2015, or the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2015 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement (when filed), 2015 Proxy Statement, Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.